                                                                 EXHIBIT 10.1




                             AGREEMENT OF PURCHASE

                                    AND SALE

                         dated as of September 3, 1996

                                    between

                                JF ATLANTA, LLC,
                      a Georgia limited liability company

                                   as Seller,

                                      and

                      INNKEEPERS USA LIMITED PARTNERSHIP,
                        a Virginia limited partnership,

                                  as Purchaser


                                 RESIDENCE INN
                                Atlanta, Georgia

                               TABLE OF CONTENTS

                                               ARTICLE I
                                   DEFINITIONS; RULES OF CONSTRUCTION  . . . . . . . . . . . . . . . . . . .   1
1.1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2     Rules of Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                               ARTICLE II
                                      PURCHASE AND SALE; DEPOSIT;
                                       PAYMENT OF PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . .   5
2.1     Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.2     Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.3     Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.4     Allocation of Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                              ARTICLE III
                           SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . .   6
3.1     Organization and Power.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
3.2     Authorization and Execution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
3.3     Noncontravention.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
3.4     No Special Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
3.5     Compliance with Existing Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
3.6     Operating Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
3.7     Warranties and Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
3.8     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
3.9     Condemnation Proceedings; Roadways.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.10    Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.11    Labor Disputes and Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.12    Financial Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.13    Organizational Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.14    Operation of Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.15    Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.16    Bankruptcy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.17    Zoning.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.18    No Broker. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.19    Hazardous Substances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.20    Room Furnishings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.21    License. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.22    Long Term Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.23    Independent Audit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.24    Bulk Sale Compliance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.25    Curb Cuts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.26    Sufficiency of Certain Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.27    As Is.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
3.28    Distribution.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                               ARTICLE IV
                         PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS   . . . . . . . . . . . . . .  12
4.1     Organization and Power.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.3     Noncontravention.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
4.4     Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
4.5     Bankruptcy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
4.6     No Broker. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                               ARTICLE V
                                  CONDITIONS AND ADDITIONAL COVENANTS  . . . . . . . . . . . . . . . . . . .  13
5.1     Seller's Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.2     Representations, Warranties and Covenants; Obligations of Seller; Certificate. . . . . . . . . . . .  14
5.3     Survey.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.4     Title to Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.5     Condition of Improvements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.6     Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.7     Land Use.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.8     Hotel Franchise. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.9     Approval.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.10    License. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                               ARTICLE VI
                                                CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .  15
6.1     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
6.2     Seller's Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
6.3     Purchaser's Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
6.4     Mutual Deliveries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
6.5     Closing Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
6.6     Income and Expense Allocations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                              ARTICLE VII
                                       CONDEMNATION; RISK OF LOSS  . . . . . . . . . . . . . . . . . . . . .  20
7.1     Condemnation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
7.2     Risk of Loss.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                              ARTICLE VIII
                           LIABILITY OF PURCHASER; INDEMNIFICATION BY SELLER;
                                           TERMINATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . .  20
8.1     Liability of Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
8.2     Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
8.3     Termination by Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
8.4     Termination by Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                               ARTICLE IX
                                        MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . .  22
9.1     Completeness; Modification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
9.2     Assignments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
9.3     Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
9.4     Days.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
9.5     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
9.6     Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
9.7     Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.8     Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.9     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
9.10    Incorporation by Reference.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
9.11    Survival.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
9.12    Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
9.13    No Partnership.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
9.14    Time of Essence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

9.15    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                LIST OF EXHIBITS


         Exhibit A        -       Land

         Exhibit B        -       Previous Contract

         Exhibit C        -       Permitted Title Exceptions

                         AGREEMENT OF PURCHASE AND SALE

                 THIS AGREEMENT, dated as of the 3rd day of September, 1996, between JF ATLANTA, LLC, a Georgia limited liability company (the "Seller"), and INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership (the "Purchaser"), provides:


                                   ARTICLE I
                       DEFINITIONS; RULES OF CONSTRUCTION

         1.1     Definitions.   The following terms shall have the indicated
meanings:

                 "Act of Bankruptcy" shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, 1.2(a) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (b) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (c) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

                 "Assignment and Assumption Agreement" shall mean that certain assignment and assumption agreement whereby the Seller (a) assigns and the Purchaser assumes the Operating Agreements and Long Term Leases to the extent assignable, that have not been canceled at Purchaser's request and (b) assigns all of the

Seller's right, title and interest in and to the Intangible Personal Property, to the extent assignable.

                 "Authorizations" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.

                 "Bill of Sale [Inventory]" shall mean that certain bill of sale conveying title to the Inventory to the Purchaser's property manager, lessee or designee.

                 "Bill of Sale [Personal Property]" shall mean that certain bill of sale conveying title to the Tangible Personal Property, Intangible Personal Property and the Reservation System from the Seller to the Purchaser to the extent conveyable and subject to applicable law and the franchisor of the Property.

                 "Closing" shall mean the Closing of the purchase and sale of the Property pursuant to this Agreement.

                 "Closing Date" shall mean the date on which the Closing occurs.

                 "Deed" shall mean that certain deed conveying title to the Real Property with special or limited warranty and good, marketable and insurable title from the Seller to the Purchaser, subject only to Permitted Title Exceptions. The description of the Land in the Deed shall be by courses and distances and, if there is a discrepancy between the description of the Land attached hereto as Exhibit A and the description of the Land as shown on the Survey, the description of the Land in the Deed shall be identical to the description shown on the Survey.

                 "Deposit" shall mean all amounts deposited from time to time with the Seller by the Purchaser pursuant to Section 2.2, plus any unpaid interest accrued thereon in accordance with the terms of Section 2.2.

                 "Employment Agreements" shall mean any and all employment agreements, written or oral, between the Seller or its managing agent and the persons employed with respect to the Property.

                 "FIRPTA Certificate" shall mean the affidavit of the Seller under Section 1445 of the Internal Revenue Code certifying that the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance satisfactory to the Purchaser.

                 "Governmental Body" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                 "Hotel" shall mean the 160-room hotel and related amenities located on the Land.

                 "Improvements" shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

                 "Insurance Policies" shall mean those certain policies of insurance described in the Previous Contract.

                 "Intangible Personal Property" shall mean all intangible personal property owned or possessed by the Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, all of Seller's remaining rights under the Previous Contract, the right to use the trade name "Residence Inn" and all variations thereof, the Authorizations, escrow accounts, insurance policies, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Real Property and the Personal Property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Room Ledger, if any, determined under Section 6.6, excluding (a) any of the aforesaid rights the Purchaser elects not to acquire, (b) the Seller's cash on hand, in bank accounts and invested with financial institutions and (c) accounts receivable except for the above described share of the Room Ledger, if any.

                 "Inventory" shall mean all "inventories of merchandise" and "inventories of supplies" (as such terms are defined in the Uniform System of Accounts for Hotels [8th Revised Edition, 1986] as published by the Hotel Association of New York City, Inc. (as the same may be revised) and similar consumable supplies.

                 "Land" shall mean that certain parcel of real estate lying and being in Fulton County, Georgia, as more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

                 "Long-Term Leases" shall mean those long term leases related to the Property and adjacent Annex attached to the Previous Contract.

                 "Operating Agreements" shall mean the management agreements, service contracts, supply contracts, leases and other agreements with respect to the ownership, operation, occupancy or maintenance of the Property.

                 "Owner's Title Policy" shall mean an owner's policy of title insurance issued to the Purchaser by the Title Company, pursuant to which the Title Company insures the Purchaser's ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner's Title Policy shall insure the Purchaser in the amount of the Purchase Price and shall be acceptable in form and substance to the Purchaser. The description of the Land in the Owner's Title Policy shall be by courses and distances and shall be identical to the description shown on the Survey.

                 "Permitted Title Exceptions" shall mean those exceptions to title to the Real Property that are set forth in Exhibit C.

                 "Previous Contract" shall mean that certain Agreement of Purchase and Sale dated as of February 12, 1996, by and between Atlanta Lodging Associates I, Limited Partnership, a Kentucky limited partnership ("Atlanta Lodging"), as seller and Purchaser, as purchaser, a copy of which is attached hereto as Exhibit B. Pursuant to that certain Assignment of Agreement of Purchase and Sale dated as of August 30, 1996, Purchaser assigned all of its rights and obligations under the Previous Contract to Seller.

                 "Property" shall mean collectively the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property.

                 "Purchase Price" shall mean $18,000,000, plus the amount of all closing costs paid by Seller in connection with the Previous Contract, as reflected on the settlement statement executed in connection with the acquisition of the Property from Atlanta Lodging, plus the net tax liability incurred by members of the Seller in connection with the acquisition, ownership and sale of the Property, plus the amount of any capital contributions made by members of the Seller that are required to fund the acquisition and sale of the Property or finance operations of the Property payable in the manner described in Section 2.3.

                 "Real Property" shall mean the Land and the Improvements.

                 "Reservation System" shall mean the Seller's Reservation Terminal and Reservation System equipment and software, if any.

                 "Room Ledger" shall mean the final night's room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.

                 "Seller's Organizational Documents" shall mean the current operating agreement and articles of organization of the Seller.

                 "Survey" shall mean the survey prepared pursuant to Section
5.3.

                 "Tangible Personal Property" shall mean the items of tangible personal Property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, to the extent owned by Seller (excluding all Licensor Signage and the GuesTrak Kiosk System, if any) and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Seller; provided, however, that the Purchaser agrees that, all Inventory shall be conveyed to the Purchaser's property manager.

                 "Title Commitment" shall mean the commitment by the Title Company to issue the Owner's Title Policy.

                 "Title Company" shall mean a title insurance company selected by the Purchaser and authorized to conduct a title insurance business in the State of Georgia.

                 "Utilities" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

         1.3 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                 (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                 (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

                 (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                 (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

                                   ARTICLE II
                          PURCHASE AND SALE; DEPOSIT;
                           PAYMENT OF PURCHASE PRICE

         2.1 Purchase and Sale. The Seller agrees to sell and the Purchaser agrees to purchase the Property for the Purchase Price and in accordance with the other terms and conditions set forth herein.

         2.2 Deposit. The Purchaser shall make on the date hereof an initial deposit of Three Million Eight Hundred Twenty-Six Thousand Seven Hundred Forty and 02/100 Dollars ($3,826,740.02) with the Seller. The Deposit shall accrue interest at the rate of eight and one-half percent (8.5%) per annum. Interest on the Deposit shall be paid by the Seller to the Purchaser monthly, in arrears, on the first day of each calendar month. The Deposit shall be (a) applied at the Closing against the Purchase Price, (b) returned to the Purchaser pursuant to Sections 5.9 or 8.3 or (c) paid to the Seller pursuant to Section 8.4.

         2.3 Payment of Purchase Price. The Purchase Price shall be paid to the Seller in the following manner:

                 (a) The Purchaser shall receive a credit against the Purchase Price in an amount equal to the Deposit, plus any accrued interest thereon that has not been paid to Purchaser.

                 (b) The Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article VI and as set forth below, to the Seller or other applicable party at Closing by making a wire transfer of immediately available federal funds to the account of the Seller or other applicable party as specified in writing by the Seller.

         2.4 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the various components of the Property in the manner indicated in the Previous Contract.

                                  ARTICLE III
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce the Purchaser to enter into this Agreement and to purchase the Property, the Seller hereby makes the following representations, warranties and covenants with respect to the Property, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied:

         3.1 Organization and Power. The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Georgia and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Seller hereunder.

         3.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with the Seller's performance of its obligations hereunder.

         3.3 Noncontravention. The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the Seller's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller, or result in the creation of any lien or other encumbrance on any asset of the Seller. There are no outstanding agreements (written or oral) pursuant to which the Seller (or any predecessor to or representative of the Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof.

         3.4 No Special Taxes. The Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

         3.5 Compliance with Existing Laws. The Seller possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been
breached or violated.   The Seller has not misrepresented or failed to disclose
any relevant fact in obtaining all Authorizations, and the Seller has no knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. The Seller has no knowledge, nor has it received notice within the past three years, or during the Seller's ownership of the Property, whichever is less, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

         3.6 Operating Agreements. As of the date hereof, there are no Operating Agreements with respect to the Property, except as attached to the Previous Contract, which Purchaser expressly agrees to assume and Seller agrees to assign to Purchaser pursuant to the Assignment and Assumption Agreement.
The Seller shall not enter into any new Operating Agreements with respect to the Property, unless (a) any such Operating Agreement will not bind the Purchaser or the Property after the Closing Date or (b) the Seller has obtained the Purchaser's prior written consent to such Operating Agreement. The Seller agrees to cancel and terminate all Operating Agreements at the Closing, unless the

Purchaser requests in writing at least five (5) business days prior to Closing that one or more remain in effect after Closing.

         3.7 Warranties and Guaranties. The Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of the Purchaser. A complete list of all such warranties and guaranties in effect as of this date is attached to the Previous Contract.

         3.8 Insurance. All of the Seller's Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by the Seller on or before the due date therefor, if due and payable prior to Closing. The Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire prior to Closing, any of the Seller's Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

         3.9 Condemnation Proceedings; Roadways. The Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. The Seller has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

         3.10 Litigation. There is no action, suit or proceeding pending or to Seller's knowledge known to be threatened against or affecting the Seller in any court, before any arbitrator or before or by any Governmental Body which
(a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Seller,
(c) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a lien on the Property, any part thereof or any interest therein, (e) the subject matter of which concerns any past or present employee of the Seller or its managing agent or (f) could otherwise adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

         3.11 Labor Disputes and Agreements. There are no labor disputes pending or, to the best of the Seller's knowledge, threatened as to the operation or maintenance of the Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. The Seller is not a party to any Employment Agreements, and neither the Seller nor its managing agent will, between the date hereof and the date of Closing, enter into any Employment Agreements or hire a General Manager or Director of Sales and Marketing for the Hotel without consulting with the Purchaser with respect to such Employment Agreements and the hiring of the General Manager and the Director of Sales and Marketing. The Purchaser will not be obligated to give or pay any amount to any employee of the Seller or the Seller's managing agent unless the Purchaser elects to hire that employee. The Purchaser shall not have any liability under any pension or profit sharing plan that the Seller or its managing agent may have established with respect to the Property or their or its employees.

         3.12 Financial Information. All of the Seller's financial information, including, without limitation, all books and records and financial statements ("Financial Information") is correct and complete in all respects and presents accurately the results of the operations of the Property for the periods indicated. Since the date of the last financial statement included in the Seller's Financial Information, there has been no material adverse change in the financial condition or in the operations of the Property.

         3.13 Organizational Documents. The Seller's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

         3.14 Operation of Property. The Seller covenants, that between the date that the Hotel first opens to the Public and the Closing Date (if a period at all) it will (a) operate the Property only in a usual, regular and ordinary manner consistent with the Seller's general business practice, (b) maintain its books of account and records in a usual, regular and ordinary manner, in accordance with sound accounting principles applied on a consistent basis and
(c) use all reasonable efforts to preserve its relationships with suppliers and others having business dealings with it. The Seller shall use its best efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property. The Seller shall provide Purchaser with its marketing plan and all pre-opening plans and advertising for the Property and shall cooperate with Purchaser with regard to any inquiries and requests of Purchaser related to the same. Except as otherwise permitted hereby, from the date hereof until Closing, the Seller shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Purchaser's ability to continue the operation thereof after the date of Closing in substantially the same manner as conducted immediately prior to the date of Closing, (ii) reduce or cause to be reduced any room rents or any other charges over which the Seller has operational control, or (iii) would cause any of the representations and warranties contained in this Article III to be untrue as of Closing. From and after the date the Improvements are Ready for Occupancy, Seller shall deliver to the Purchaser daily reports showing the income and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as the Seller customarily keeps internally for its own use.

         3.15 Personal Property. All of the Tangible Personal Property, Intangible Personal Property and Inventory being conveyed by the Seller to the Purchaser or to the Purchaser's managing agent, lessee or designee, are or will be at Closing, free and clear of all liens, leases and the Seller has, or will at the time of closing have, good, merchantable title thereto and the right to convey same in accordance with the terms of the Agreement.

         3.16 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Seller or any general partner of the Seller.

         3.17 Zoning. The use and occupancy of the Property for hotel and restaurant purposes are permitted under all laws applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent.

         3.18 No Broker. The Seller has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transactions described herein.

         3.19 Hazardous Substances. Except as set forth in the Previous Contract, Seller has no knowledge: (a) of the presence of any "Hazardous Substances" (as defined below) on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Seller has no knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as used herein, "Hazardous Substances" shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either: (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Environmental Authority, or (3) a basis for liability of the owner of the Property to any Environmental Authority or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos).

         3.20 Room Furnishings. All public spaces, lobbies, meeting rooms, and each room in the Hotel available for guest rental shall be furnished in accordance with Licensor's standards for the Hotel and room type.

         3.21 License. The Seller has a valid commitment from Marriott International Inc. (the "Licensor") to issue a license with respect to the Hotel (the "License") after the Improvements are Ready for Occupancy. At Closing, the License will be valid and in full force and effect, and Seller will not be in default with respect thereto (with or without the giving of any required notice and/or lapse of time).

         3.22 Long Term Leases. True, complete copies of the Long Term Leases are attached to the Previous Contract. The Long Term Leases are, and will at Closing be, in full force and effect and Seller as landlord, is not and at Closing will not be in default with respect thereto (with or without the giving of any notice and/or lapse of time). The Long Term Leases are, or will be at Closing, freely assignable by Seller and Seller will have obtained consents all necessary consents of any third party or Tenant.

         3.23 Independent Audit. Seller shall provide access by Purchaser's representatives, to all financial and other information relating to the Property which would be sufficient to enable them to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and to enable them to prepare a registration statement, report or disclosure statement for filing with the Commission. Seller shall also provide to Purchaser's representatives a signed representative letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property.

         3.24 Bulk Sale Compliance. Seller shall indemnify Purchaser against any claim, loss or liability arising under all bulk sales laws applicable to and in connection with the transaction contemplated herein.

         3.25 Curb Cuts. To the best of Seller's knowledge, all curb cut street permits or licenses required for vehicular access to and from the Property from any adjoining public street have been obtained and paid for and are in full force and effect.

         3.26 Sufficiency of Certain Items. The Property, on the Closing Date, shall contain not less than:

                 (a) a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, to furnish each guest room, so that each such guest room is, in fact, fully furnished; and

                 (b) two (2) sets of towels, washcloths and bed linens, so that there are two sets of towels, washcloths and linens for each guest room (one on the beds and one on the shelves or in the laundry), together with a sufficient supply of paper goods, soaps, cleaning supplies and other such supplies and materials, as are reasonably adequate for the current operation of the Hotel.

         3.27    As Is.

         (a) Seller makes no representations and warranties to Purchaser other than as specifically set forth herein;

         (b) The Property will, on the Closing Date, be transferred "as is" without warranty or representation of any kind or character except as specifically set forth herein, including without limitation, any representation as to physical condition, value, compliance with legal requirements, the existed or status of contracts affecting the Property or absence of toxic or hazardous substances. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THERE IS NO WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A SPECIFIC PURPOSE. Purchaser will make inspections of the Property as it deems appropriate, and has not received any warranties or representations from Seller of any kind, whether written or oral, except as specifically set forth herein.

         3.28 Distribution. Seller shall make no distributions to its members except to fund the tax liabilities of the members arising from the acquisition, ownership and sale of the Property.

Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of the Purchaser and may be waived in whole or in part, by the Purchaser, but only by an instrument in writing signed by the Purchaser. Except for those representations and warranties set forth in Section 3.19, each of said representations and warranties of this Article III shall survive the closing of the transactions contemplated hereby for the earlier to occur of one (1) year after the Closing Date or a sale assignment or other transfer of the Property by Purchaser (unless Purchaser makes a claim by notice in writing to Seller in connection with the untruth or inaccuracy of such representation or warranty within such one (1) year period, in which event the representation or warranty that is the subject of such claim shall survive until such claim is finally resolved) except to the extent that Seller gives Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty, or Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty, and Purchaser nevertheless elects to close this transaction. The representations and warranties set forth in
Section 3.19 shall survive the Closing for the earlier to occur of two (2) years after the Closing Date or a sale, assignment or other transfer of the Property by Purchaser. Except to the extent otherwise expressly provided in the immediately preceding sentence, no investigation, audit, inspection, review or the like conducted by or on behalf of Purchaser shall be deemed to terminate the effect of any such representation, warranties and covenants, it being understood that Purchaser has the right to rely thereon and that each such representation and warranty constitutes a material inducement to Purchaser as a result of the inaccuracy or breach of any of the representations and warranties of Seller hereunder to the extent provided herein other than representations and warranties as to which Seller has give Purchaser written notice prior to Closing of the truth or inaccuracy or which Purchaser otherwise obtains actual knowledge of the untruth or inaccuracy; provided, however, the foregoing limitation on Seller's indemnity shall not limit Purchaser's remedy as otherwise described herein.

                                   ARTICLE IV
             PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce the Seller to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations, warranties and covenants with respect to the Property, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied:

         4.1 Organization and Power. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and under any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder.

         4.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, and constitutes the valid and binding agreement of the Purchaser, and is enforceable in accordance with its terms.

         4.3 Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchaser's organizational documents, partnership agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser or result in the creation of any lien or other encumbrance on any asset of the Purchaser.

         4.4 Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially adversely affect the business, financial position or results of operations of the Purchaser, (c) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto,
(d) could create a lien on the Property, any part thereof or any interest therein or (e) could adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

         4.5 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.

         4.6 No Broker. The Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.


                                   ARTICLE V
                      CONDITIONS AND ADDITIONAL COVENANTS

         The Purchaser's obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Seller with the following covenants:

         5.1 Seller's Deliveries. The Seller shall have delivered to the Purchaser on or before the date of Closing, all of the documents and other information required of Seller pursuant to Section 6.2.

         5.2 Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of the Seller's representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the financial condition of the Property since the date hereof, the Seller shall have performed all of its covenants and other obligations under this Agreement and the Seller shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.

         5.3 Survey. The Purchaser shall have obtained a current Survey of the Land delineating the boundary lines of the Land, the location of the Improvements, all rights of way and easements thereon and contiguous public roads and otherwise acceptable to the Purchaser. The Survey shall be prepared for the benefit of, and shall be certified to, the Purchaser and the Title Company. Furthermore, the Survey shall be adequate for the Title Company to delete any exception for general survey matters in the Owner's Title Policy.

         5.4 Title to Property. The Purchaser shall have determined that the Seller is the sole owner of good and marketable fee simple title to the Real Property and to the Tangible Personal Property free and clear of all liens, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions. The Seller shall not have taken any action from the date hereof and through and including the date of Closing that would adversely affect the status of title to the Real Property.

         5.5 Condition of Improvements. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, the Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Seller shall not have diminished the Inventory. The Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, after consultation with and prompt acceptance by the Purchaser, which shall not be unreasonably withheld, with similar items of at least equal quality and quantity.

         5.6 Utilities. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property. Between the date hereof and the date of Closing, the Seller shall have received no notice of any extraordinary increase or proposed increase in the rates charged for the Utilities from the rates in effect as of the date hereof.

         5.7 Land Use. The use and occupancy of the Property for hotel and restaurant purposes are permitted as a matter of right as a principal use under all laws applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent.

         5.8 Hotel Franchise. Purchaser or its designee shall have received a franchise with respect to the Hotel from the Licensor for a minimum term of ten (10) years from the date hereof, all upon terms and conditions acceptable to Purchaser. Purchaser will use its best efforts to obtain such approval and shall pay all costs and expenses associated therewith, except with respect to any improvements to the Property required by Licensor which Seller shall pay for at its sole cost and expense. Seller shall assist Purchaser in all respects thereto.

         5.9 Approval. The obligations of the Purchaser under this Agreement are subject to the approval of (i) the board of directors of Innkeepers Financial Corporation, a Virginia corporation, general partner of the Purchaser, and (ii) the board of trustees of Innkeepers USA Trust, a Maryland real estate investment trust (the "REIT"). In the event such approval is not obtained by August 31, 1998, this Agreement shall automatically terminate and the Deposit shall promptly be returned to Purchaser by Seller.

         5.10 License. From the date hereof to and including the Closing Date, Seller shall comply with and perform all of the duties and obligations of licensee under the License and/or Commitment to License.

                                   ARTICLE VI
                                    CLOSING

         6.1 Closing. On a date that is fifteen (15) days after the date of notice from Purchaser to Seller of its intent to consummate the purchase of the Property, Closing shall be held at on such date at the Washington, D.C. offices of Hunton & Williams, 1900 K Street, N.W., Washington, D.C. 20006, or at a location that is mutually acceptable to the parties. In no event shall Closing be held on a date later than September 1, 1998. Possession of the Property shall be delivered to the Purchaser at Closing, subject only to the Permitted Title Exceptions, the Long Term Leases, and guests of the Hotel.

         6.2     Seller's Deliveries.   At Closing, the Seller shall deliver to
Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Seller and shall be dated as of the date of Closing:

                          (a)     The certificate required by Section 5.2.

                          (b)     The Deed.

                          (c)     The Bill of Sale [Inventory].

                          (d)     The Bill of Sale [Personal Property].

                          (e)     Certificate(s)/Registration of Title for any
vehicle owned by the Seller and used in connection with the Property.

                          (f)     Such agreements, affidavits or other
documents as may be required by the Title Company to issue the Owner's Title Policy with affirmative coverage over mechanics' and materialmen's liens.

                          (g)     The FIRPTA Certificate.

                          (h)     True, correct and complete copies of all
warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements and the Personal Property, or any part thereof.

                          (i)     Certified copies of the Seller's
Organizational Documents.

                          (j)     Appropriate resolutions of the Seller,
together with all other necessary approvals and consents of the Seller, authorizing (A) the execution on behalf of the Seller of this Agreement and the documents to be executed and delivered by the Seller prior to, at or otherwise in connection with Closing, and (B) the performance by the Seller of its obligations hereunder and under such documents.

                          (k)     If the Purchaser is assuming the Seller's
obligations under any or all of the Operating Agreements, the originals or certified true and correct copies of such agreements, duly assigned to the Purchaser and with such assignment acknowledged and approved by the other parties to such Operating Agreements.

                          (l)     The written consent of the Licensor to the
transfer of the license, if applicable, and if so required.

                          (m)     A valid, final and unconditional certificate
of occupancy for the Real Property and Improvements, issued by the appropriate governmental authority.

                          (n)     A written instrument executed by the Seller,
to the extent the Seller has the right and authority to do so, conveying and transferring to the Purchaser all of the Seller's right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Seller maintains a post office box, conveying to the Purchaser all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

                          (o)     All current real estate and personal property
tax bills in the Seller's possession or under its control.

                          (p)     An affidavit from the chief executive officer
of the Seller setting forth the date through which all employees have been paid and setting forth and describing, in detail, as to each employee, all accrued but unpaid vacation pay and other fringe benefits.

                          (q)     A complete set of all guest registration
cards, guest transcripts, guest histories, and all other available guest information. Such information as set out in this Section 6.2(q) shall be deemed delivered at Closing if provided to the Purchaser at the Property.

                          (r)     An updated schedule of employees, showing
salaries and duties with a statement of the length of service of each such employee, brought current to a date not more than 48 hours prior to the Closing.

                          (s)     A complete list of all advance room
reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Seller's commitments in that regard.

                          (t)     A list of the Seller's outstanding accounts
receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Seller.

                          (u)     Written notice executed by Seller notifying
all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser.

                          (v)     All keys for the Property, which shall be
deemed delivered at Closing if provided to Purchaser at the Property.

                          (w)     All books, records, operating reports,
appraisal reports, files and other materials in the Seller's possession or control which are necessary in the Purchasers discretion to maintain continuity of operation of the Property, which shall be deemed delivered at Closing if provided to Purchaser, in whole or in part, at the Property, with the remainder at the Closing.

                          (x)     To the extent permitted under applicable law,
documents of transfer necessary to transfer to the Purchaser the Seller's employment rating for workmens' compensation and state unemployment tax purposes.

                          (y)     An assignment of all warranties and
guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements, to the extent the same can be assigned.

                          (z)     Complete set of "as-built" drawings for the
Improvements.

                          (aa)    Such agreements, affidavits or other
documents as may be required by the Title Company in order to issue affirmative mechanics lien coverage in the Owner's Title Policy for the Property.

                          (ab)    Any other document or instrument reasonably
requested by the Purchaser or required hereby.

         6.3 Purchaser's Deliveries. At Closing, the Purchaser shall pay or deliver to the Seller the following:

                 (a)      The Purchase Price described in Section 2.3.

                 (b) Any other document or instrument reasonably requested by the Seller or required hereby.

                 (c) Appropriate consents of the partners of the Purchaser if required by Purchaser's Organizational Documents, together with appropriate resolutions of the board of directors of the general partner of the Purchaser, and all other necessary approvals of the consents of the Purchaser and the REIT, authorizing (A) the execution on behalf of the Purchaser of this Agreement and the documents to be executed and delivered by the Seller prior to, at or otherwise in connection with Closing, and (B) the performance by the Purchaser of its obligations hereunder and under such documents.

         6.4 Mutual Deliveries. At Closing, the Purchaser and the Seller shall mutually execute and deliver each to the other:

                 (a)      The Assignment and Assumption Agreement.

                 (b) A closing statement reflecting the Purchase Price and the adjustment and prorations required hereunder and the allocation of income and expenses required hereby.

                 (c) Such transfer forms, if any, as may be required by Licensor, to the extent not theretofore executed.

                 (d) Such other and further documents, papers and instruments as may be reasonably requested by either party hereto or their respective counsel.

         6.5 Closing Costs. Except as is otherwise provided in Article VII, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the real estate transfer, recording or other similar taxes due with respect to the transfer of title, all charges for title insurance premiums and all other costs in carrying out the transactions contemplated hereunder shall be paid by the Purchaser.

         6.6 Income and Expense Allocations. All income, except any Intangible Personal Property, and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser. The Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the date of Closing, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the date of Closing. Only adjustments for real estate taxes shall be shown on the settlement statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the settlement statements) and shall increase or decrease (as the case may be) the amount payable by the Purchaser pursuant to Section 2.3. All other such adjustments shall be made by separate agreement between the parties and shall be payable by check or wire directly between the parties. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at
Closing:

                 (a) Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts.

                 (b)      Real estate and personal property taxes.

                 (c) Amounts under Operating Agreements to be assigned to and assumed by the Purchaser.

                 (d) Utility charges (including but not limited to charges for water, sewer and electricity).

                 (e) Value of fuel stored on the Property at the price paid for such fuel by the Seller, including any taxes.

                 (f) All prepaid reservations and contracts for rooms confirmed by Seller prior to the Closing Date for dates after the Closing Date, all of which shall be honored by Purchaser.

                 (g) The Room Ledger, if any, shall be divided equally between the parties.

                 (h) Wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Property who the Purchaser elects to employ.

                 (i) Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

         The Seller shall be required to pay all sales taxes and similar impositions currently up to, but not including, the date of Closing.

         Purchaser shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Purchaser collects same, such amounts will be promptly remitted to Seller in the form received.

         If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills or tax bills), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any income received or expense incurred by the Seller or the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The Seller shall pay at Closing all special assessments and taxes applicable to the Property then due and owing except real estate taxes, which shall be prorated between the parties.


                                  ARTICLE VII
                           CONDEMNATION; RISK OF LOSS

         7.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing.

         7.2 Risk of Loss. The risk of any loss or damage to the Property prior to the recordation of the Deed, or delivery of the Deed and physical possession of the Property at Closing, shall remain upon the Seller. If any such loss or damage occurs prior to Closing, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing.


                                  ARTICLE VIII
               LIABILITY OF PURCHASER; INDEMNIFICATION BY SELLER;
                               TERMINATION RIGHTS

         8.1 Liability of Purchaser. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder, the Purchaser does not assume any obligation of the Seller or any liability for claims arising out of any occurrence prior to Closing.

         8.2 Indemnification by Seller. The Seller hereby indemnifies and holds the Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees), that may at any time be incurred by the Purchaser, whether before or after Closing, as a result of any material breach by the Seller of any of its representations, warranties, covenants or obligations set forth herein except for any breach of a representation or warranty of which Purchaser had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) that may at any time be incurred by Seller, whether before or after Closing, as a result of any breach in any material respect by Purchaser of any of its representations, warranties, covenants or obligations set forth herein, except for any breach of a representation or warranty of which Seller had actual knowledge prior to Closing and nevertheless elected to consummate the Closing. The provisions of this Section shall survive the Closing of the transaction contemplated hereby for a period of one (1) year after the Closing Date (unless Purchaser or Seller makes a claim by notice in writing to the other party in connection with any such representation, warranty, covenant or obligation that is the subject of such claim shall survive until such claim is finally resolved).

         8.3 Termination by Purchaser. If any condition set forth herein cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the Purchaser to terminate this Agreement and its obligations hereunder, and the Seller fails to cure any such matter within ten business days after notice thereof from the Purchaser, the Purchaser, at its option, may elect either (a) to terminate this Agreement, in which event the Deposit shall be forthwith returned to the Purchaser and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately, or (b) to waive its right to terminate and, instead, to proceed to Closing. If the Purchaser terminates this Agreement as a consequence of a misrepresentation or breach of a warranty or covenant by the Seller, or a failure by the Seller to perform its obligations hereunder, at Purchaser's option, either the Deposit shall be promptly returned to Purchaser and, in addition, Seller shall be obligated upon demand to reimburse Purchaser for Purchaser's reasonable out-of-pocket investigation, financing and other costs, including reasonable attorney fees, relating to Purchaser's entering into this Agreement, inspecting the Property and preparing for a Closing of the transaction contemplated hereby, not to exceed One Hundred Thousand Dollars ($100,000.00) (which reimbursement obligation shall survive such termination), and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or Purchaser may elect to proceed to Closing and shall have the right to pursue specific performance.

         8.4 Termination by Seller. If, prior to Closing, the Purchaser defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within ten business days after notice thereof from the Seller, then the Seller's sole remedy for such default shall be to terminate this Agreement and retain the Deposit. The Seller and the Purchaser agree that, in the event of such a default, the damages that the Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the Seller and the Purchaser agree that, the Seller shall retain the Deposit as full and complete liquidated damages and as the Seller's sole remedy.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

         9.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

         9.2 Assignments. The Purchaser may freely assign its rights hereunder to an affiliate of the Purchaser without the consent of the Seller. Except as otherwise set forth in this section neither the Seller nor the Purchaser shall have the right to assign all or any part of its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, and any such attempted assignment without the other party's consent shall be null and void and of no force and effect.

         9.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         9.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

         9.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia.

         9.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

         9.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         9.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.

         9.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Seller:                 JF Atlanta, LLC
                                  306 Royal Poinciana Way
                                  Palm Beach, Florida  33480
                                  Attn:  Mr. Jeffrey Fisher
                                  Fax: 407/935-0457

If to the Purchaser:              Innkeepers USA Limited Partnership
                                  306 Royal Poinciana Way
                                  Palm Beach, Florida  33480
                                  Attn:  Mr. Jeffrey Fisher
                                  Fax: 407/935-0457

With a copy to:                   Hunton & Williams
                                  1900 K Street, N.W.
                                  Washington, D.C. 20006
                                  Attn:  John M. Ratino, Esq.
                                  Fax:  (202) 778-2201

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

         9.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

         9.11 Survival. All of the representations, warranties, covenants and agreements of the Seller and the Purchaser made in, or pursuant to, this Agreement shall survive the Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith.

         9.12 Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

         9.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and Purchaser specifically established hereby.

         9.14 Time of Essence. Time is of the essence with respect to every provision hereof.

         9.15 Confidentiality. Seller and its representatives, including any brokers or other professionals representing Seller, shall keep the existence and terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

                                SELLER:

                                JF ATLANTA, LLC, a Georgia limited
                                liability company

                                By:  /s/ Jeffrey H. Fisher
                                     ---------------------
                                Name:  Jeffrey H. Fisher
                                Title: Member



                                PURCHASER:

                                INNKEEPERS USA LIMITED PARTNERSHIP, a
                                Virginia limited partnership

                                By:  Innkeepers Financial Corporation,
                                     a Virginia corporation, its sole
                                     general partner

                                     By:     /s/ Jeffrey H. Fisher
                                             ---------------------
                                     Name:   Jeffrey H. Fisher
                                     Title:  President

                                   EXHIBIT A

                                    THE LAND

                                   EXHIBIT B

                             THE PREVIOUS CONTRACT

                                   EXHIBIT C

                           PERMITTED TITLE EXCEPTIONS